Generex Announces Closing of First Tranche Acquisition of

Operating Assets

Transaction Heralds Commencement of the Generex Acquisitions Strategy

Second Tranche Closing Anticipated Within 30 Days

MIRAMAR, FL, October 9, 2018 / (Business Wire) / -- Generex Biotechnology Corporation (www.generex.com) (OTCQB:GNBT) (http://www.otcmarkets.com/stock/GNBT/quote) (“Generex”) today provided further details in respect of its October 3, 2018 acquisition of certain operating assets of Veneto Holdings, L.L.C. (“Veneto”), a private company, and certain of its affiliated entities (collectively, the “Veneto Group”).

The Veneto Group is engaged in the business of providing (i) certain specialty pharmacy services and products, (ii) surgical products and services, (iii) diagnostic testing for screening human blood, urine and/or saliva samples for the presence of narcotics, medications, alcohol and other drugs and substances, (iv) durable medical equipment services, and (v) similar ancillary healthcare services such as management services for the foregoing businesses (collectively, the “Business”).

Pursuant to an Asset Purchase Agreement dated October 3, 2018 (the “Acquisition Agreement”), a Generex affiliate, NuGenerex Distribution Solutions, LLC (“NuGenerex”), agreed to purchase from the Veneto Group the operating assets of the Business as a going concern (the “Acquisition”).

“We are pleased to announce the acquisition of these Veneto Group assets and the addition of NuGenerex Distribution Solutions to the family of Generex companies, which includes NuGenerex Diagnostics (formerly Hema Diagnostics) and Antigen Express (soon to be NuGenerex Immuno-Oncology),” said Joseph Moscato, Generex President & Chief Executive Officer. “This acquisition is the culmination of our previously announced restructuring efforts and represents the next stage in our strategic plan for the future of Generex Biotechnology. The acquisition of the Veneto operating assets provides the foundation for building a new, end-to-end solution for healthcare to achieve better patient outcomes at lower costs, while providing convenience for patients, turn-key management services for doctors, and integrated ancillary health services for hospitals and payers. We have acquired an outstanding management team that has built this business from the ground up to achieve unaudited revenues of more than $66 million over the past 12 months through this first set of Veneto assets, whilst operating in only three states. The second set of Veneto asset acquisitions will complete the enterprise model, which is readily scalable using our proprietary technology and systems that drive operations and ensure regulatory compliance. With completion of the acquisitions, we will scale the business to grow from three to 30 states, providing what is expected to be a dramatic growth trajectory.”

Mark Schneider, Chairman of Veneto, stated: “This is an incredible milestone for our business and a testament to the outstanding team we have assembled at all levels of the organization. We are very excited about the potential this transaction will unlock for us in the year to come as it will facilitate the significant expansion of its enterprise and portfolio of ancillary services.”

The first tranche of the Acquisition closed on October 3, 2018 (the “First Closing Date”). On the Closing Date, NuGenerex purchased the operating assets of eight pharmacies, a wholesale pharmacy purchasing company, and an in-network laboratory (the “First Closing Assets”). In consideration of the sale, transfer, and assignment of the First Closing Assets on the First Closing Date, NuGenerex executed and delivered to Veneto a secured promissory note in the principal amount of $15,000,000 (the “Promissory Note”) guaranteed by Generex.

Within the next 30 days (the “Second Closing Date”), NuGenerex anticipates consummating the acquisition of the balance of the operating assets of the Business consisting primarily of Veneto’s management services organization business and two additional ancillary service companies that have been developed by Veneto (the “Second Closing Assets”). In consideration of the sale, transfer, and assignment of the Second Closing Assets, NuGenerex will pay to Veneto an aggregate purchase price of Thirty Million Dollars ($30,000,000) (the “Purchase Price”). The Purchase Price will be applied as follows: in full and final satisfaction of the Promissory Note and accrued interest thereon; to the establishment of a $9,000,000 segregated trust fund in respect of contingent liabilities of Veneto attributable to its pre-Acquisition operations (which liabilities are not being assumed by NuGenerex); to the establishment of a $3,000,000 escrow fund in respect of the settlement of the Second Closing Date working capital of the Business and Veneto indemnification obligations; and the balance will be paid to Veneto after one year.

Brooks, Houghton & Company, Inc. acted as the Company’s M&A advisor in respect of the Acquisition, and Eckert Semans Cherin & Mellott, LLC served as legal counsel to the Company.

Further particulars in respect of the Acquisition are available in the Generex Form 8-K Current Report filed with the U.S. Securities and Exchange Commission on October 9, 2018 and publicly available at www.sec.gov and the disclosures in this press release are subject to those said particulars.

Cautionary Note Regarding Forward-Looking Statements

This release and oral statements made from time to time by Generex representatives in respect of the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plan," "believes," "will," "achieve," "anticipate," "would," "should," "subject to" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

SOURCE Generex Biotechnology Corporation

Generex Contact:

Generex Biotechnology Corporation

Joseph Moscato

646-599-6222

Todd Falls

800-391-6755 Extension 222

investor@generex.com